SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                       Securities and Exchange Act of 1934



       Date of Report (Date of earliest event reported) DECEMBER 31 , 2003
                                                        ------------------

                                   INSCI CORP.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its Charter)


                                    DELAWARE
                 ----------------------------------------------
                 (State or other jurisdiction of incorporation)


             1-12966                                   06-1302773
        -------------------                  ------------------------------
        Commission File No.                  I.R.S. Employer Identification


   TWO WESTBOROUGH BUSINESS PARK,
   WESTBOROUGH, MA                                       01581
   --------------------------------------               --------
   Address of principal executive offices               Zip Code


                                 (508) 870-4000
               --------------------------------------------------
               Registrant's telephone number, including area code


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ITEM 5. OTHER EVENTS

         The Registrant (the "Company"), as of December 31, 2003, finalized an agreement with CSSMK, LLC ("CSSMK"), an entity which is majority owned by Henry
F. Nelson, the Company's President and Chief Executive Officer, to purchase 257,785 shares of Series C Preferred Stock for the sum of $500,000 or $1.9396 per share. The Series C Preferred Stock purchased by CSSMK is subject to the terms and conditions as contained in the Amended and Restated Certificate of Designations filed by the Company in connection with the designation of the rights and preferences for the Series A, B and C Preferred Stock. The Certificate of Amendment was filed in accordance with the Investment Agreement with SCP Private Equity Partners II L.P. ("SCP"), filed with the Commission in a prior Form 8-K Report. A copy of the Amended and Restated Certificate of Designations is annexed as Exhibit 10.79.

         In that regard, CSSMK can convert the shares of Series C Preferred Stock into shares of Common Stock of the Company as per the terms provided for in the Amended and Restated Certificate of Rights, Preferences and Designations. The agreement with CSSMK further provides for cost-free registration rights for the underlying shares of Common Stock that are converted by exercising the right of conversion under the Series C Preferred Stock. Annexed hereto and marked
Exhibit 10.80 is a copy of the Amendment No. 1 to the Series C Convertible Preferred Stock Purchase Agreement. Additionally, CSSMK also entered into a Stockholders Agreement with SCP, wherein the transfer and assignment of its Series C Preferred Stock is restricted pursuant to the terms of the Stockholders Agreement, which also grants SCP rights of first refusal and certain voting rights. Annexed hereto and marked Exhibit 10.81 is a copy of the Stockholders Agreement.





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         CSSMK may be deemed an affiliate of SCP as a result of the agreement entered into by and between CSSMK and SCP whereby CSSMK agrees to vote in accordance with SCP on certain matters as stated in the agreement.

         On December 31, 2003, effective as of April 1, 2003, the Company entered into an Employment Agreement with Henry F. Nelson for a period of three years which provides for a base salary of $350,000 per annum and an annual bonus equal to 10% of the Company's operating income for each fiscal year, as reported in its annual audited financial statement, subject to adjustment for any non-recurring items as determined by the Compensation Committee.

         Additionally, the Company further agreed, subject to stockholders approval to increase the number of shares reserved under the Company's 1997 Equity Incentive Plan to 3,000,000 post-split shares of common stock, to grant equity compensation to Mr. Nelson, in the form of three successive stock option grants aggregating 14,693,775 pre-split shares of the Company's Common Stock at an exercise price equal to the fair market value as of the preceding 30 trading days, which was $.10 per share pre-split, as follows:

         (i) 4,897,925 shares fully vested on the date of the grant;

         (ii) An option to purchase 4,897,925 shares, of which 1,632,642 shares shall vest on each successive anniversary of the date of the grant for three years; and

         (iii) An option to purchase 4,897,925 shares of Common Stock which shall become fully vested upon the date the Common Stock has averaged a price of at least $.30 per share pre-split for any 60 consecutive day period as quoted in the Over the Counter market. The shares vested are subject to a reverse split of the Company's Common Stock as authorized by the Company's Board of Directors effective January 2, 2004.

         The Employment Agreement was approved by the Company's Compensation Committee and its Board of Directors.


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         As of January 2, 2004, the Company, pursuant to prior shareholder authorization, implemented a 1 for 10 reverse split of the issued and outstanding shares of common stock which will result in all of the options granted to Mr. Nelson being adjusted in accordance with the terms of the reverse split.

         Mr. Nelson was further provided with all fringe benefits awarded to the Company's executives. Annexed hereto and marked Exhibit 10.82 is a copy of the Employment Agreement.

                                    EXHIBITS

         Exhibit 10.79 Copy of Amended and Restated Certificate of Designation of the Series A, Series B and Series C Preferred Stock.

         Exhibit 10.80 Copy of Amendment No. 1 to the Series C Convertible Preferred Stock Purchase Agreement.

         Exhibit 10.81 Copy of Stockholders Agreement.

         Exhibit 10.82 Copy of Employment Agreement




                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   Westborough, MA

         January 13, 2004

                                         INSCI CORP.
                                         ------------
                                         (Registrant)

                                         /S/ HENRY F. NELSON
                                         -------------------------------------
                                         HENRY F. NELSON,
                                         CHIEF EXECUTIVE OFFICER AND PRESIDENT





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